Press Release	27 July 2011

Medicsight PLC
(“Medicsight” or “the Company”)

Resignation of CEO

The Board of Medicsight PLC (AIM: MDST), an industry leader in the development of Computer-Aided Detection (CAD) and image analysis software, announces that Allan Rowley, Chief Executive Officer of the Company, has tendered his resignation with immediate effect and his resignation has been accepted by the Board.

The Company’s investigation into possible misappropriation and/or misdirection of Company funds continues and a further announcement will be made as appropriate.

ENDS -

For further information:
Medicsight plc
Robert Ladd, Interim CEO	Tel: +44 (0)207 605 7950
Troy Robinson, Chief Financial Officer
www.medicsight.com follow us on twitter @Medicsight

Daniel Stewart & Co
Noelle Greenaway / Oliver Rigby	Tel: +44 (0) 207 776 6550
www.danielstewart.co.uk

Media enquiries:

Abchurch
www.abchurch-group.com
Julian Bosdet	Tel: +44 (0) 207 398 7700
julian.bosdet@abchurch-group.com

Adam Michael	Tel: +44 (0) 207 398 7708
adam.michael@abchurch-group.com

Simone Elviss	Tel: +44 (0) 207 398 7728
simone.elviss@abchurch-group.com

Quincy Allan	Tel: +44 (0) 207 398 7710
quincy.allan@abchurch-group.com

Notes to editors
Medicsight plc is a UK-headquartered, research driven, leading developer of computer-aided detection (CAD) and image analysis software for the medical imaging market. The CAD software automatically highlights suspicious areas on computerised tomography (CT) scans of the colon, helping radiologists to identify, measure and analyse potential disease and early indicators of disease. Medicsight’s CAD software has been developed using a large and population diverse database of verified patient CT scan data. Medicsight’s ColonCAD™ software products are seamlessly integrated with the advanced 3D visualisation workstations of several industry-leading imaging equipment partners.

About Computer-Aided Detection
With increasingly sophisticated radiological imaging hardware such as Multi-Detector CT scanners, radiologists are facing a growing challenge in the amount of detailed patient image data that they must review for each patient examination. Some CT scan examinations generate as many as 2000 images per patient. Review of this data by the radiologist is not only time-consuming but also prone to error due to reader fatigue. CAD software can help the reviewing radiologist by analysing the image data and automatically highlighting suspicious regions of interest for closer inspection. Without CAD software some potential abnormalities or areas of disease may be overlooked. This can be critical for diagnosis and the management of patient outcomes as early detection of disease greatly increases the probability of successful treatment and a positive therapeutic outcome. In addition to supporting individual radiologists CAD also has the potential to help standardise CT interpretation across both individuals and institutions thereby supporting population based screening programmes.

About Medicsight’s CAD software
Medicsight’s ColonCAD™ software uses an advanced CAD algorithm to analyse CT scans of the colon and automatically highlight suspicious areas that may be indicators of disease. CAD may highlight areas easily overlooked by the reviewing radiologist, such as small lesions or regions that are hidden from view behind folds in the colon.

ColonCAD can be seamlessly integrated with advanced 3D visualisation platforms of industry-leading imaging equipment partners. The integrated systems provide sophisticated image viewing capabilities, including 3D reconstructed image data, with the added advantage of demonstrating automatic CAD findings to assist clinical end users in the detection and analysis of disease.

Since inception, Medicsight has developed close and lasting relationships with some of the world’s foremost clinicians in product related areas. This provides the Company with a wealth of clinical expertise and dedicated clinical research to support ongoing product development. Medicsight also collaborates with a number of leading academic institutions and clinical research programmes worldwide to develop the Company’s comprehensive database of population diverse verified patient CT scan data, thus allowing Medicsight’s products to be validated to the highest possible standards.

About colorectal cancer
According to the American Cancer Society, colorectal cancer is one of the leading causes of cancer-related deaths in the United States with an estimated 49,000 colorectal cancer deaths expected during 2011. However regular screening (where polyps can be detected at an early stage before they have developed into cancer) is one of the most powerful methods of colorectal cancer prevention. Screening for colorectal polyps increases the probability of more colorectal cancers being detected earlier - when the disease is easier to cure.

About MD Training@Home
MD Training@home a leading provider of interactive home and web-based medical training programs enables physicians to gain continuing medical education (CME) accreditation and annual case review requirements from the convenience of their home or office. Specialties available include CT colonography and cardiac courses.